Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Mama’s Creations, Inc. on Form S-3 of our report dated April 24, 2024, with respect to the consolidated financial statements of Mama’s Creations, Inc., with such report included in Mama’s Creations, Inc.’s Annual Report on Form 10-K for the fiscal year ended January 31, 2026.

/s/Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey

June 29, 2026